EXHIBIT 4.1


                                 PROMISSORY NOTE


$100,000.00                                                     January 13, 2003

For value received, Integrated Security Systems, Inc., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of The Rundell Foundation (hereinafter referred to as "Payee"), the principal sum of One Hundred Thousand Dollars ($100,000.00). The principal of and interest on this Note shall be due and payable in lawful money of the United States of America, to Rundell Enterprises, 8200 Springwood Drive, Suite #230, Irving, Texas 75063. All correspondence and notices should be mailed to the above address, or at such other place as the holder hereof may from time to time designate by written notice to Maker.

         1.     Interest.  Interest shall accrue on the unpaid principal balance
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due under this Note at an annual rate equal to nine percent (9%). Interest shall accrue from and including the date of this Note until, but not including, the day on which it is paid in full. In no event shall the interest charged hereunder exceed the maximum rate of interest allowed from time to time by law. Interest shall be due and payable monthly on the first (1st) day of each month, commencing February 1, 2003.

         2.     Payment of Note.  The  principal  balance  of,  and all  accrued
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unpaid  interest  on,  this Note shall be due and payable one year from the date hereof, except as otherwise provided herein. ("Maturity Date").

         3.     Prepayment.  This Note may be prepaid in whole or in part at any
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time, at the option of Maker, without premium or penalty.

         4.     Default,  Enforcement.  Upon  default  in  payment of this Note,
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Payee may pursue any and all rights and  remedies to which Payee may be entitled under applicable law.

         5.     Limitation of Interest.  All agreements between Maker and Payee,
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whether now  existing or  hereafter  arising  and whether  written or oral,  are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of the maturity of the unpaid principal balance hereof, or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the money evidenced by this Note or for the payment or performance of any covenant or obligation contained herein or in any other document pertaining to the indebtedness evidenced by this Note exceed the
maximum  amount   permissible   under   applicable  usury  laws.  If,  from  any
circumstance whatsoever, fulfillment of any provision hereof or of any other agreement shall, at the time fulfillment of such provision be due, involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the maximum lawful rate, any amount equal to any excessive interest shall (a) be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or (b) if such excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker. All sums contracted for, charged or received hereunder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.



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         6.     Waiver.  Except as otherwise  expressly  provided herein,  Maker
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waives demand,  presentment for payment, notice of intent to accelerate,  notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

         7.     Governing Law and Venue. This Note shall be construed  according
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to and  governed  by the laws of the State of Texas.  The  obligations  of Maker under this Note are performable in Dallas County, Texas.

         8.     Security  Agreement.  This  Note  is  secured  by  the  Security
                -------------------
Agreement, dated September 27, 2001, among Maker, B&B Electromatic, Inc., Intelli-Site, Inc., Payee and Renaissance US Growth & Income Trust PLC, and Payee is entitled to the rights and benefits thereunder.

         9.     Stock Pledge Agreement. This Note is secured by the Stock Pledge
                ----------------------
Agreement, dated September 27, 2001, among Maker, Payee and Renaissance US Growth & Income Trust PLC, and Payee is entitled to the rights and benefits thereunder.

         10.    Successors and Assign.  This Note shall bind Maker's  successors
                ---------------------
and assigns.

         11.    Collection  Costs. If this Note is collected by legal proceeding
                -----------------
or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), Maker agrees to pay all costs of collection and/or suit, including but not limited to reasonable attorneys' fees and expenses incurred by Payee.

         12.    Unenforceability.   The  invalidity,   or   unenforceability  in
                ----------------
particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this Note shall be affected thereby.

         13.    Headings.  The  paragraph  headings of the sections of this Note
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are inserted for  convenience of reference only and shall not affect the meaning or interpretation of this Note.




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IN WITNESS  WHEREOF,  Maker has duly  executed  this Note as of the day and year first above written.


                                    INTEGRATED SECURITY SYSTEMS, INC.



                                    /S/ RICHARD B. POWELL
                                    ------------------------------
                                    Richard B. Powell
                                    Vice President and Chief Accounting Officer









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